TECHNE CORPORATION ANNOUNCES ACQUISITIONS

Minneapolis/July 6, 2005/--Techne Corporation (NASDAQ: TECH) announced today that its R&D Systems subsidiary has acquired Fortron Bio Science, Inc., a developer and manufacturer of monoclonal and polyclonal antibodies, antigens and other biological reagents. R&D Systems simultaneously acquired BiosPacific, Inc., a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems (IVDs) and immunodiagnostic kits. These kits are used globally in both clinical laboratory and point-of-care testing for evidence of cardiovascular disease, cancer, infectious diseases, endocrine, thryroid and fertility disorders, and drugs of abuse. BiosPacific is the primary distribution arm of Fortron. R&D Systems is a leading developer and manufacturer purified cytokines (proteins), antibodies and assay kits which are sold to biomedical researchers and clinical research laboratories.

Fortron and BiosPacific had shared a unique strategic relationship since 1992 that combines Fortron's development and manufacturing excellence with BiosPacific's marketing and sales expertise. This partnership has been vital in assisting diagnostic companies to bring innovative assays to the market. The acquisitions will enhance R&D Systems' ability to serve the diagnostics industry.

All of the shares of privately-held Fortron and substantially all of the assets of privately-held BiosPacific were acquired for an aggregate $20.0 million in cash. R&D Systems also assumed certain liabilities of BiosPacific, and incurred transaction expenses.

Fortron and BiosPacific generated combined revenues of approximately $8.7 million in calendar 2004. The acquisitions are expected to be slightly accretive to Techne's earnings per share in its fiscal year ending June 30, 2006. However, the purchase price allocation of these acquisitions has not been completed. We are therefore not able to predict the impact of the intangible amortization or a potential charge for in-process research and development expense associated with the acquisitions, if any, on estimated fiscal year 2006 earnings per share.

Tom Oland, President and CEO of Techne Corporation said, "I strongly believe there is potential synergy associated with these acquisitions and our business. Fortron and BiosPacific have earned a reputation as suppliers of high quality reagents to manufacturers of in-vitro diagnostic kits and have established themselves as a key vendor to many of the major diagnostic companies. R&D Systems has focused its business on the research markets where it has earned a reputation for high quality products. With these acquisitions we will be able to expand into the diagnostic market by offering some of our research reagents that may have future diagnostic application and/or by using our expertise to develop products specifically for the diagnostic markets."

Fortron founder and President Dick Wicks will remain available to the Company as an advisor regarding continuing product development. Sandy Koshkin, BiosPacifics' founder, CEO and President will remain active in promoting and enhancing relationships with diagnostic manufacturers.

Statements in this earnings release and elsewhere, which look forward in time involve risks and uncertainties which may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships. For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

                      * * * * * * * * * * * * * *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products and R&D Europe is a distributor of biotechnology products.

Contact:
Greg Melsen, Chief Financial Officer
Kathy Backes, Controller
(612) 379-8854